Exhibit 23.1

Consent of Independent Public Accountants

The Board of Directors

TenFold Corporation:

We consent to incorporation by reference in the registration statement No. 333-79053 on Form S-8 of TenFold Corporation and in the registration statement No. 333-55910 on form S-8 of TenFold Corporation, of our report dated March 31, 2006, relating to our audits of the financial statements and financial statement schedule, which report appears in the December 31, 2005, annual report on Form 10-K of TenFold Corporation.

/s/ Tanner LC

Salt Lake City, Utah

March 31, 2006